CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated May 29, 2015 on the financial statements and financial highlights of Absolute Credit Opportunities Fund and Absolute Strategies Fund, each a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the March 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 27, 2015